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Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

Conference Call Transcript DBRN - Q4 2009 Dress Barn Earnings Conference Call Event Date/Time: Sep. 16. 2009 / 4:30PM ET

CORPORATE PARTICIPANTS

 David Jaffee
 Dress Barn, Inc. - President, CEO

 Armand Correia
 Dress Barn, Inc. - CFO

 Keith Fulsher
 Dress Barn, Inc. - Chief Merchandising Officer - Dress Barn Stores

 Lisa Rhodes
 Dress Barn, Inc. - Chief Merchandising Officer - Dress Barn Stores

CONFERENCE CALL PARTICIPANTS

 Chris Kim
 JPMorgan - Analyst

 Janet Kloppenburg
 JJK Research - Analyst

 Alex Fairmont
 Raymond James - Analyst

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 Scott Krasik
 CL King & Associates - Analyst

 Gary Giblen
 Quint Miller - Analyst

 Steve Kernkraut
 Berman Capital - Analyst

 Robin Murchison
 SunTrust Robinson Humphrey - Analyst

 PRESENTATION

 Operator

Good afternoon, ladies and gentlemen. Thank you for standing by. I'll be your conference facilitator today. Welcome to Dress Barn Inc.'s fourth-quarter fiscal 2009 financial results conference call. At this time all participants are in a listen-only mode. Later the Company will hold a question-and-answer and instructions will follow at that time.

As a reminder, this webcast and conference call is being recorded and will be available for replay later today. (Operator Instructions). I would like to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially. These risks are discussed in today's news release, as well as in the Company's SEC filings.

Thank you, and now I will turn it over to Mr. David Jaffe, President and CEO. Please proceed.

 David Jaffe - Dress Barn, Inc. - President & CEO

Thank you. Good afternoon, everyone. Joining me on the call today are Armand Correia, CFO, and Keith Fulsher and Lisa Rhodes, Chief Merchandising Officers for Dress Barn and Maurices. We were pleased that our comp sales for the fiscal fourth quarter were +1% following a +3% in the third quarter. By division, DB was +4% and Maurices was -5%. This resulted in EPS of $0.41, and $0.39 on a non-GAAP basis versus last year's $0.34.

For the fiscal year comp sales were flat and EPS was $1.11 and $1.09 on a non-GAAP basis versus $1.15 last year. In the context of this economic environment we were gratified by these results. We reacted quickly to the rapid weakening of consumer spending by reducing inventory and cutting costs. At the same time, we maintained a strong voice with consumers and held our marketing expenditure steady in order to communicate our "fashion at a value" message. Our strategic position was validated and we were able to gain market share in both divisions throughout the spring. We are very well situated with appropriate levels of inventory, early acceptance of new fashions and positive response to our direct marketing pieces going into what looks to be another challenging fall season. At this time, our promotions and markdowns are at a similar level and cadence to last year, with significant upside opportunity as we begin to go against last year's disastrous calender fourth quarter.

Armand is going to take you through the results in some more detail, but before he does I'd like to just quickly say our transaction with Tween Brands continues to move ahead. Our Hart-Scott-Rodino waiting period expired with no comment and we've filed the S-4 registration statement. We continue to believe the closing of the transaction will occur in the fourth calendar quarter.

Armand will now review our financial performance.

 Armand Correia - Dress Barn, Inc. - CFO

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

Thank you, David, and good afternoon, everyone. Before reviewing our fourth-quarter and fiscal year-end results I would like to point out that there are a few unusual items, both positive and negative, that impacted our operating results. We believe that these items are not indicative of on-going operating results for comparison purposes to the prior-year's period and I will comment on them during my prepared remarks. Accordingly, we have included a reconciliation of GAAP to non-GAAP measures in today's press release.

Net sales for our fiscal fourth quarter increased year over year 4.5% to $398.9 million. Driving this increase was a 1% increase in comp sales and a 3.5% increase in net store growth. By division, Dress Barn stores' quarterly sales increased 6.5% to $253.7 million and the overall sales increase was driven by a comp sales increase of 4% and approximately 2% increase in net store growth. Reviewing some of the key sales components, ADS increased 7% to $68.02 while AUR increased 10%, offset partially by a decrease of 3% in UPTs. Sales transactions decreased 1% overall. All geographic regions posted comp sales increases, with the Midwest the strongest. For our Maurices stores division quarterly sales increased 1% to $145.2 million. The increased sales were driven by net store growth of 6.5% offset by a comp sales decrease of 5%. This quarterly comp sales decrease compares to a prior two-year combined quarterly increase of 17%. Reviewing some key sales components, ADS increased 1% to $47.07 while AUR increased 3%, offset partially by a decrease of 2% in UPTs. During the quarter, store traffic decreased 2%. This was, however offset by a 2% improvement in the traffic conversion rate. On a regional basis, the mid Atlantic was the only region posting comp sales increases.

Total gross profit dollars increased 6.5% year over year to $160.9 million, outperforming the 4.5% sales increase. As a percentage of sales, gross profit grew by 80 basis points to 40.3% versus last year's 39.5%. The improvement was driven primarily by Dress Barn stores, higher merchandise margin from a higher IMU and primarily from lower markdowns. SG&A expense increased to $113.6 million to a rate of 28.5%. A few unusual items impacted our overall SG&A results. First, we booked $3.6 million for merger-related expenses included in Dress Barn stores' results and took a $2 million noncash charge for the partial impairment of one of Maurices trade names, totaling $5.6 million in pretax, or $3.8 million after tax. Excluding these items, SG&A would have been $108.1 million, or 27.1% of sales, an increase of 50 basis points to last year's 26.6%. The 50 basis points increase was mainly due to deleverage from the 1% comp sales increase and an increased accrual for performance-based compensation as a result of the improved second half financial results. Depreciation expense was $12.5 million, comparable to last year's amount.

Moving on to operating income, on a reported basis, operating income was $34.8 million, or 8.7% of sales. Again, excluding the merger-related and partial impairment costs totaling $5.6 million that impacted the SG&A line this year's quarterly operating income would have been $40.4 million, or 10.1% of sales, compared to last year's $36.7 million, or 9.6% of sales. By division, Dress Barn stores' quarterly operating income came in at $23.3 million, or 9.2% of sales. Again, excluding the merger-related costs of $3.6 million, Dress Barn stores' operating income would have been $26.8 million, or 10.6% of sales. The increase was driven by improved comp sales increases, as well as merchandise margins. Maurices stores' operating income was $11.5 million, or 8% of sales. Again, with their situation of excluding the partial impairment of $2 million for the -- one of Maurices trade names Maurices' operating income would have been $13.5 million, or 9.3% of sales, still a solid performance given the quarterly comp sales decrease.

Moving down the income statement, our quarterly interest income decreased to $900,000, approximately half of last year's $1.8 million. The decrease is due entirely to lower investment rates. Interest expense came in at $1.2 million and is related to our $115 million convertible notes with a fixed rate of 2.5% and a 5.3% fixed rate mortgage on our Suffern, ,New York headquarters facility. The other income of $453,000 represents rental income from tenants. Our tax rate for the quarter was 24.5%. Income taxes were favorably impacted by the booking of $5 million due to the closure of certain prior-year tax positions. This compares to a more normalized 39% rate. Net earnings on a reported GAAP basis for the quarter were $26.4 million, or $0.41 per diluted share. On a non-GAAP reporting basis, excluding the unusual items, quarterly net income would have been $25.2 million, or $0.39 per diluted share. This compares to last year's net earnings of $22.1 million, or $0.34 per share.

For the full fiscal year, July ended 2009, net sales increased 3% to $1.494 billion. Comp sales were flat. By division, net sales for Dress Barn stores increased 2% to $906.2 million with comp sales flat, while Maurices stores net sales increased 5.5% to $588.0 million with comp sales down 1%. Net earnings on a reported GAAP basis for the fiscal year was $69.7 million, or $1.11 per diluted share, while on a non-GAAP basis, again excluding the unusual items, net earnings would have been $68.5 million, or $1.09 per diluted share. These results exceeded our previously-reported earnings per share guidance of the range of $1 to $1.05 and compared to net earnings of $74.1 million, or $1.15 per diluted share last year.

Moving on to our year-end balance sheet, both Dress Barn and Maurices continue to generate strong cash flow that more than supports our working capital needs and planned capital expenditures. For the year, we generated cash flow from operations of approximately $173 million and $115 million in free cash flow. We ended the fiscal year with $385 million in cash and marketable securities compared to $278 million ending fiscal 2008. Upon the completion of the pending Dress Barn/Tween Brands merger it's worth noting that we anticipate still having well over $200 million in cash and marketable securities.

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

Turning to inventories, we are in good shape, with clearance levels down between both brands down 10% on an average store basis versus last year. Total inventories ended the year at $194 million compared to last year's $187 million. The increase to last year is all related to early receipt of new fall merchandise at both Dress Barn and Maurices. By division, Dress Barn inventories were $126.1 million compared to last year's $117.9 million. On an average store basis, inventories increased 5%, while clearance levels were down 10% on an average store basis versus the prior year. At Maurices we ended the quarter with inventory down 2% at $67.9 million compared to $69.1 million last year, while on an average store basis versus last year's inventories were down 8% with clearance levels down a similar percentage. Our inventories ending July were in good shape at both divisions in terms of level and mix entering the fiscal year. We believe this presents some increased merchandise margin opportunities, especially with less clearance levels.

Our debt remains unchanged at $142 million, which includes the $115 million in convertible notes and a $27 million mortgage on our Suffern, New York, headquarters facility. CapEx for this fiscal year was $58 million. CapEx was primarily used for remodels and new stores, as well as new POS systems and distribution center enhancements at our Maurices division, while at our Dress Barn we were working on a new merchandise planning system. For the new fiscal year sales are off to a good start, with comp sales increasing through August and September month to date in the low single digits. For the current fiscal quarter we're up against a comp sales decrease last year of 1%.

We would like to thank you and now I'll turn the call over to Keith Fulsher, Dress Barn Stores Chief Merchandising Officer.

 Keith Fulsher - Dress Barn, Inc. - Chief Merchandising Officer - Dress Barn Stores

Thanks, Armand. We were pleased with the overall sales and margin performance of Dress Barn stores for the quarter driven by strong customer acceptance of offerings, which is reflected in our key metrics. Our average unit retail increased an impressive 10% driven by a number of factors. First, our business mix has changed. The success of higher price items, such as suit separates under the Jones Studio label, coupled with our focus on fashion merchandise and our core Dress Barn assortments instead of basics was a key driving factor in this increase. In addition, the strong regular price selling of our summer products, especially dresses, helped drive down the overall markdown rate. These two factors help us achieve record AUR results. Although our UPTs were off a bit, we attribute most of that to the reduced level of clearance activity. We are still very pleased with our 7% increase in ADS.

On the products side dresses remained very strong. We were also very pleased with our fashion top business. Suit separates trended well ahead of plan. Our roll out of petites to an additional 40 stores has met expectations. In accessories our shapewear business was very strong and shoe business has picked up nicely as the weather improved. On the minus side the bottoms business, both career and casual, underperformed for the quarter with weakness in all categories. As Armand just said, inventories are in very good shape. Our clearance levels were down 9% on an average store basis. The increase in inventory at the end of the quarter was due to the earlier receipt of new fall merchandise and good acceptance of our fall assortments, which directly drove our sales results. Looking forward we continue to conservatively plan our inventory levels as we head into the fall season.

In conclusion, our fall business is off to a good start. We are encouraged by the early results of our annual sweater sales, which sets the tone for the fall season, as swelters is our largest category going forward. Thank you, and I'd now like to turn it over to Lisa Rhodes, Chief Merchandising Officer of Maurices.

 Lisa Rhodes - Dress Barn, Inc. - Chief Merchandising Officer - Maurices

Thanks, Keith. At Maurices our fourth quarter was softer than we would have liked. A few factors contributed to this. First and foremost, there were merchandise content factors that held back our results. During the quarter, because of our cautionary stance we planned our inventories conservatively and thus carried less spring/summer inventory than the customer was looking for. Additionally, both traffic and UPTs were off slightly in comparison to last year. From a product perspective we continue to see positive results from several top classifications. Woven shirtings, screen tees and layering pieces all performed above expectations in the quarter, and are performing very well in the early fall season. The categories the customer responded less favorably to either offer less versatility to her wardrobe, such as club wear and lounge apparel, or lacks compelling fashion newness, such as shoes and dress pants.

The plus size business continued to gain traction, satisfying new guests in our stores. For the quarter the plus business contributed strongly to our comp results and is in line with our targets. Sales drivers for this shop have been fashion knit tops, layering pieces and fashion jeans. Our inventories are well positioned heading into the new fiscal year, with 8% less inventory on an average store basis than a year ago along with comparable decrease in clearance. Looking forward to the fall season, our sales will be driven by categories that focus on value and versatility; namely fashion tops, layering pieces, Maurices brand denim, wear-to-work essentials and accessories. We look for the continued growth of the plus offering to provide positive comp growth for Maurices. We will continue to plan our inventories conservatively, minimizing markdown liability and preserving margin performance.

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

In conclusion, we're excited about our entrance into multichannel retailing with the launch of maurices.com toward the end of the month. We look forward to bringing the fashion and value of Maurices direct to the consumer. I'd like to turn the call back to David Jaffe.

 David Jaffe - Dress Barn, Inc. - President & CEO

Thanks, Lisa. I'd like to note that our fourth quarter marketing at both brands is focused on two critical strategies; communicating our inherent fashion, value, and versatility message, and acquiring new customers. At Dress Barn in the fourth quarter we continue to see value-conscious cust -- consumers discover our brand for the first time. Our national print advertising campaign, econome, with the tag line, "Live within your means, dress beyond them" promoted guilt-free spending that has carried through all- in-store promotions, collateral and outreach pieces. We had two anniversary direct mail pieces maintaining our spending level. We had strong response and the ROI for both these programs increased over last year. Given they are most -- our most loyal customers we are pleased market share for the Dress Barn private label credit card is up 5% for the year representing 25% of sales.

For the current quarter our strategies remain focused on driving sales, customer acquisition, retention, and enhancing the customer experience. We will anniversary two two-million piece mailers; our fall preview and our fashion books for both Dress Barn and Dress Barn Woman customers. Additionally, we are testing an incremental mailing to 750,000 of our best customers. At Maurices in the fourth quarter we anniversaried two Company mailers, each sent to 1.8 million customers ; our May mailer and our July back-to-school mailer. Both generated strong results and multiple transactions. The market share for our Maurices private label card remained strong for the fourth quarter, increasing to 30% in total sales and averaged 28% for the fiscal year, up over 3% to last year. Our first quarter program is focused on protecting market share while continuing to communicate our fashion value and versatility message. We have one anniversary mailer in September that introduces a new bounce-back program.

Turning to real estate. for the year Dress Barn division opened 31 stores and closed 19 for a net square footage increase of 2%. Maurices opened 49, relocated 17 and closed five for an increase of 7%. Looking ahead for fiscal 2002 (sic) we project Dress Barn will be opening around 15 stores and closing around an equal number. Maurices is expected to open 35 and close ten for q net increase of 3.5%. In this environment we are carefully evaluating our expansion opportunities while also managing our existing fleet to optimize our rent expense and locations.

In conclusion, the last eight months have given us the strength of our convictions. Our positioning as a fashion retailer with value prices, bood service and to our customers was resonating with consumers especially in this new economic paradigm. Our result against most of our competition have superior. Even so we anticipate the fall environment will continue to be challenging for the retail apparel industry. As a result, our plans at both divisions are conservative, calling for low single-digit increases in comp sales. Inventories been bought accordingly and we have less clearance coming in the season than last year. On the expense side our controls are still in place from January and we have a tipping point for leverage on comp sales of 2%. Finally, as previously discussed, our marketing efforts will continue to support our sales goal.

For the fiscal year 2000 year -- 2010 year we are projecting a comp sales increase in the low single digits, which translate into an EPS in the range of $1.10 to $1.20 for 53 weeks. This would result in approximately $175 million of cash flow from operations, of which approximately $50 million would be used for CapEx. This free cash flow generated would further strengthen our balance sheet, which had $385 million in ash and investments at fiscal year end. Recall that our $115 million convertible debt is not putable or callable until December 2011. Finally, as it relates to the Tween Brands merger we anticipate issuing approximately 11.8 million shares of our stock, and following the transaction we would expect to have well over $200 million remaining in cash and investments. We also anticipate having in place a new $200 million, four-year revolving credit facility at the close of the merger. We're pleased to be in such a strong competitive operational and strategic position.

Thank you for your continued interest and support and I would now like to open it up for questions.

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Your first question comes from Chris Kim with JPMorgan. Please proceed.

 Chris Kim - JPMorgan - Analyst

 Hi. Good afternoon, everyone.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Hi, Chris.

 Chris Kim - JPMorgan - Analyst

So a question for Lisa, actually. In terms of the negative comps the last data point we got I believe trends were up low to mid single digits in the May period. It seemed like there was a pretty steep decline as -- it feels like inventories were just too lean, is there any change in philosophy as you approach the back half of the year in terms of inventory? And in terms of early fall receipts, how did that impact the margins in the second quarter, because I guess you had to replace that lower level of clearance with something else?

 Lisa Rhodes - Dress Barn, Inc. - Chief Merchandising Officer - Maurices

So I think I got the question there. Total inventories, I think the positioning of total inventories where we forwarded where we were going into the quarter were the appropriate levels. I think the balance of inventory and its composition of spring/summer to fall/winter is where the negative impact came from so we needed a bit more spring/summer inventory than we had, but not more total inventory.

 Chris Kim - JPMorgan - Analyst

 Okay.

 Lisa Rhodes - Dress Barn, Inc. - Chief Merchandising Officer - Maurices

And as far as the fall/winter inventory in the season, it -- the first few weeks it was slower than I liked and -- because I pulled it in earlier and then two-and-a-half weeks into the season of it receipt it kicked in very nicely, so I'm comfortable with the inventory levels and the tighter inventory. It's a key balance of ownership.

 Chris Kim - JPMorgan - Analyst

Okay. So the composition of inventories you're much more comfortable with and barring any big change in the cadence of the business, the margin results in the first quarter likely will have a much better showing it seems like?

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 Lisa Rhodes - Dress Barn, Inc. - Chief Merchandising Officer - Maurices

 I think that the -- I think the margins and the sales will be conservative, as we stated, and I'm comfortable with the position that we're in.

 Chris Kim - JPMorgan - Analyst

 Okay.

 Armand Correia - Dress Barn, Inc. - CFO

 I think I can add to that, Chris. I made a comment that I really felt that given the reduction in clearance levels at both brands it was a margin opportunity going forward and we'll leave it at that.

 Chris Kim - JPMorgan - Analyst

 Okay. Great, thanks. And I guess for Keith, I was wondering if you could comment on some of these product tests, whether it is Jones Studio, I think for some Calvin Klein in certain stores and your thoughts around that and how that's going?

 Keith Fulsher - Dress Barn, Inc. - Chief Merchandising Officer - Dress Barn Stores

 Jones Studio isn't really a test at this point. It's rolled out pretty aggressively in spring to 500 Dress Barns and 400 Dress Barn stores, so it's a pretty robust program right now and we'll be looking to grow that going forward and that at the retail price point is a much higher average check than the core Dress Barn (inaudible). So we're very pleased with that. And you did see some Calvin and that's -- we are growing in select stores some branded apparel. If it makes sense and enhances our store and our brands, we're fine with that. So you saw a little bit of that, so there is a little going on of that, but it's not significant at this point. The Jones apparel is really where our emphasis is, now and going forward, as you head into spring 2010, also.

 Chris Kim - JPMorgan - Analyst

 Okay. And just,Armand, I'm sorry if I missed this, but how should we be thinking about the share count with the stock in the mid to high teens at this point?

 Armand Correia - Dress Barn, Inc. - CFO

 Can you --

 Chris Kim - JPMorgan - Analyst

 With the convert, et cetera.

 Armand Correia - Dress Barn, Inc. - CFO

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 Actually there wasn't much of a change in the impact of the convert during the quarter versus the prior year. I think -- let me just get the -- get some stats on it. On the -- I got it here. On the convert we wound up for the quarter at a dilution impact as a result of the convert ,obviously the stock price of 3.1 million shares compared to 2.8 million last year's average price.

 Chris Kim - JPMorgan - Analyst

 Okay.

 Armand Correia - Dress Barn, Inc. - CFO

 So I would -- I probably would say that going forward it's all about the price of the stock, as you guys know. As the stock goes up there's more dilution relative to the convert and I think we've discussed that before and I'll be happy to discuss more of the details because, obviously, there are different breaks on the dilution impact as a stock increases.

 Chris Kim - JPMorgan - Analyst

 And obviously that's all going to change in the next month or two?

 Armand Correia - Dress Barn, Inc. - CFO

 That's right.

 Chris Kim - JPMorgan - Analyst

 Okay. Thanks so much, everyone, and best of luck. Look forward to hearing from you guys next month hopefully.

 Armand Correia - Dress Barn, Inc. - CFO

 Thanks, Chris.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Thank you.

Operator

 Your next question comes from Janet Kloppenburg.

 Janet Kloppenburg - JJK Research - Analyst

 Hi, everybody.

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CEO

 Hi, Janet.

Janet Kloppenburg - JJK Research - Analyst

 Congratulations on a great quarter.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Thanks.

 Janet Kloppenburg - JJK Research - Analyst

 I wanted to focus on guidance for a second. I'm a little bit surprised the low end of the range given how well you did, given how clean your inventories appear to be, and given the trend that you're talking about here for the first quarter/ Are you being cautious on the back half? I think the guidance does not include any effect from Tween Brands, if I'm correct.

 David Jaffe - Dress Barn, Inc. - President & CEO

 That's correct.

 Janet Kloppenburg - JJK Research - Analyst

 I was wondering if maybe you can flush that out for us and perhaps how we reconcile the $1.10 versus the non-GAAP $1.09, particularly given what sounds like is a good trend in your business, and some easier comparisons in the second quarter and third quarter?

 David Jaffe - Dress Barn, Inc. - President & CEO

 I think, Janet, it really boils down to our projection sitting here today of a 2% comp for DBI for the year, and as I mentioned in my comments that's really our tipping point, so if we get our comps above that I think we've got significant upside opportunity, but at 2% it's going to be really tough. So, that's why the $1.10 kind of looks like the $1.09. We think -- as Armand said, we think there's opportunity, but right now, who knows, and I think calendar fourth quarter is anybody's guess. So, as I mentioned we're planning conservatively. We're going to be in a great position if it comes in stronger. We can certainly chase, but at this point, at the 2% comp, the $1.10, $1.20 for the 53 weeks looks to be a solid number.

 Janet Kloppenburg - JJK Research - Analyst

 Okay, just a couple of more questions. Is the cost reduction program that was I think,, announced during the holiday season, should that have any bearing or any positive effect on the SG&A levels for fiscal '10?

 David Jaffe - Dress Barn, Inc. - President & CEO

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 Yes.

 Armand Correia - Dress Barn, Inc. - CFO

 Yes, as we had announced then, we had identified and we put together contingency plans in different phases and I'm pleased to report that we obviously don't have to get into any of the additional phases as a result of the business climate, at least our business climate. But at that time I think I said that we had identified approximately $6 million in SG&A opportunities and some of that, $3 million of which would be the first half and $3 million would be the second half, and I'm still trending along that line.

 Janet Kloppenburg - JJK Research - Analyst

 For the year we're in?

 Armand Correia - Dress Barn, Inc. - CFO

 That's correct.

 Janet Kloppenburg - JJK Research - Analyst

 For the new fiscal year?

 Armand Correia - Dress Barn, Inc. - CFO

 That's correct. You get half of the -- or the $3 million into the new fiscal year.

 Janet Kloppenburg - JJK Research - Analyst

 Then I was also wondering if the benefit of the higher AURs at Dress Barn, if you -- I believe you're not comparing against the suit separate business from Jones and others until the second half of the year, so don't you have the benefit of that in the first half of this year,Kloppenburg which could also benefit comps?

 Keith Fulsher - Dress Barn, Inc. - Chief Merchandising Officer - Dress Barn Stores

 You do. You don't have the massive rollout like we had the spring, but we did have suit separates in our assortments last fall so that will definitely give us a little bit of an edge going into the fall season, but it won't be as dramatic as what you saw happen in the summer-selling period.

 Janet Kloppenburg - JJK Research - Analyst

 I don't understand why, could you help me with that, please?

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 Keith Fulsher - Dress Barn, Inc. - Chief Merchandising Officer - Dress Barn Stores

 Well, as I said before, a lot of the mix was due to suit separates but a lot of it was the core Dress Barn assortments. We had less reliance on basics than T-shirts and shorts, more capris and more fashion tops and that dramatically swung the AUR for other departments other than suit separates and that is not a trend that is going to continue into the fall season. In addition, the markdowns played a part in it. As I said before, and it's unclear at this point if you're going to get that kind of markdown improvement as you head into the fall season, so it's still too early to tell.

 Janet Kloppenburg - JJK Research - Analyst

 Okay. Then I also wanted to ask at Maurices if you were comfortable with your inventory r levels now, and if you thought they were enough to help your comps stay up at the levels that David said that they were at this point?

 Lisa Rhodes - Dress Barn, Inc. - Chief Merchandising Officer - Maurices

 Yes, I am comfortable with the inventory levels and the sales relationship.

 Janet Kloppenburg - JJK Research - Analyst

 And the content is healthy?

 Lisa Rhodes - Dress Barn, Inc. - Chief Merchandising Officer - Maurices

 Yes, the content is very healthy.

 Janet Kloppenburg - JJK Research - Analyst

 [SCU'd] away from the categories like Club, et cetera, that had underperformed?

 Lisa Rhodes - Dress Barn, Inc. - Chief Merchandising Officer - Maurices

 In general they are SCU'd but I wish as a merchant I had the crystal ball of the next category, but in general we have balanced our inventory to the areas that the customer is responding favorably to.

 Janet Kloppenburg - JJK Research - Analyst

 And just lastly, David, I think marketing spend might be up at Maurices and flat at Dress Barn in the first half, but I'm not quite sure I'm right on that?

 David Jaffe - Dress Barn, Inc. - President & CEO

 For first half we're looking at keeping the spend fairly flat at both Dress Barn and Maurices. We have one small incremental piece at Dress Barn, but overall you'll see the dollars start to be pretty consistent to last year.

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 Janet Kloppenburg - JJK Research - Analyst

 And when will we talking to you about Tween Brands. Is that -- will we have a conference call? How will you give us -- how will we learn more about the outlook for the affect of the P&L et cetera, after this acquisition is complete?

 David Jaffe - Dress Barn, Inc. - President & CEO

 Well, once our merger is consummated, which we're still saying is calendar fourth quarter, we will do a press release to let everybody know and then we're trying to plan an analyst investor day to bring together everybody that's interested with executive teams from all three divisions.

 Janet Kloppenburg - JJK Research - Analyst

 Okay, so this isn't --

 David Jaffe - Dress Barn, Inc. - President & CEO

 So you certainly will hear all about that.

 Janet Kloppenburg - JJK Research - Analyst

 -- closing end of October then?

 David Jaffe - Dress Barn, Inc. - President & CEO

 What's that?

 Janet Kloppenburg - JJK Research - Analyst

 It's not closing end of October?

 David Jaffe - Dress Barn, Inc. - President & CEO

 At this point I don't think it's closing end of October. I think it's going to be -- push into November, --

 Janet Kloppenburg - JJK Research - Analyst

 Okay.

 David Jaffe - Dress Barn, Inc. - President & CEO

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 -- at least.

 Janet Kloppenburg - JJK Research - Analyst

 Thanks so much, you guys.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Thanks, Janet.

 Lisa Rhodes - Dress Barn, Inc. - Chief Merchandising Officer - Maurices

 Thank you.

Operator

 Your next question comes from [Alex Fairmont] from Raymond James. Please proceed.

 Alex Fairmont - Raymond James - Analyst

 Thanks, guys. Just want to look at your CapEx and store growth forecast for the next year. It looks like your store openings are going to be down pretty substantially in fiscal '10 but not as much on the CapEx. How should we be thinking about that. Is there some home office or IT spend baked into that?

 David Jaffe - Dress Barn, Inc. - President & CEO

 Well, let me start, and I'll turn it over to Armand. Basically there is IT baked into it, so typically new stores is about 40% or so of our expense and then we've got remodels and maintenance -- not maintenance -- and refurbishments of our existing fleet. And then on top of that we've got IT expenditures and any work we've done, like this year we did a significant enhancement at our Des Moines DC, so all that would be part of our CapEx.

 Alex Fairmont - Raymond James - Analyst

 Okay, thanks. And then, Armand, you're saying that after the merger is completed, and you pay off Tween Brands debt you anticipate having in the ball park of $200 million cash balance, is that correct?

 Armand Correia - Dress Barn, Inc. - CFO

 I said in excess of $200 million.

 Alex Fairmont - Raymond James - Analyst

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 Okay. And is that then a level that you feel comfortable with sustaining? I know you've been accumulating cash over the last couple of years, possibly with the intent of an acquisition and this was obviously a stock for stock deal, so do you envision that $200 million being a comfortable level or are you going to continue to accumulate thereafter?

 Armand Correia - Dress Barn, Inc. - CFO

 I think it's a pretty good comfort blanket in today's world, so certainly it's more than I'd like but I'm not too concerned. I'd rather have more than less.

 Alex Fairmont - Raymond James - Analyst

 Got you.

 David Jaffe - Dress Barn, Inc. - President & CEO

 And don't forget, we have the convert coming due in two years.

 Alex Fairmont - Raymond James - Analyst

 Right.

 David Jaffe - Dress Barn, Inc. - President & CEO

 That's $115 million so we want to make sure we've got the cash to pay that off.

 Alex Fairmont - Raymond James - Analyst

 All right, excellent. Thanks a lot, guys, and good luck.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Thank you.

Operator

 Your next question comes from Scott Krasik from CL King. Please proceed.

 Scott Krasik - CL King & Associates - Analyst

 Thanks. David, I must have missed exactly, can you just break down your comments again regarding comps quarter to date by division?

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CEO

 Quarter to date by division, you did not miss this because I didn't give it. (LAUGHTER) I think what I said is that we're trending in the positive low single digits.

 Scott Krasik - CL King & Associates - Analyst

 For both?

 David Jaffe - Dress Barn, Inc. - President & CEO

 For both.

 Scott Krasik - CL King & Associates - Analyst

 Okay. And then I don't want to harp on guidance, it's obviously going to change in a few weeks, but to your point the 2% comp you can't get above $1.10, just looking at the gross margin comparisons, particularly the second quarter where it was very difficult a year ago, you're initial mark-up should probably going up as sourcing costs improve, where's the offset, I guess?

 David Jaffe - Dress Barn, Inc. - President & CEO

 Well, there's certainly a lot of one-time expenses that we incur every year,, so whether -- right now,as we're rolling out POS at Dress Barn we're adding a planning department, so we have some incremental one-time costs, or go-forward costs that are offsetting our ability to drive that tipping point down below the 2% so it is offsetting the margin opportunity that we've got. So I would say that we feel that the number -- the 2% number, given everything that we've identified right now, is a good number to come in with $1.10, $1.20, but we are also feeling pretty good that if we're able to maintain the tenor of business that we're feeling now through the holidays we should be able to do better. But remember, a year ago, we were feeling pretty good about our business, as well, in the first quarter and then we got slammed in the fourth quarter, so I think we are just going to be very, very careful until January.

 Scott Krasik - CL King & Associates - Analyst

 No, I hear you. Okay, thanks, I'll get back.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Thanks, Scott.

Operator

 Your next question comes from Gary Giblen from Quint Miller. Please proceed.

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 Gary Giblen - Quint Miller - Analyst

 Hi. Hello, everybody.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Hey, Gary.

 Gary Giblen - Quint Miller - Analyst

 Just wondering, in light of the fact that Tween Brands significantly beat Street estimates in their July-end quarter reported in August, both on sales and earnings they beat, is it possible that you would revise your guidance relative to the Tween Brands contribution when you close the merger and provide the guidance call that you discussed previously?

 David Jaffe - Dress Barn, Inc. - President & CEO

 Well, certainly, Gary, at this point we've got no comments on Tween Brands and you've heard their call recently yourself, and so when we get together and we have this analyst day we will take a fresh look at all of the numbers, our own, the Tween Brands, the Maurices, the Dress Barn numbers, and give you a fresh and current estimate of what our outlook is at that time.

 Gary Giblen - Quint Miller - Analyst

 Okay. Did you -- I guess I'm trying to get a feel for how close are you to Tween Brands in this interim period before the deal closed? In June, when you put out the guidance, did you have a sense of how their July quarter was coming in, or was that not really made visible to you?

 David Jaffe - Dress Barn, Inc. - President & CEO

 Well, certainly, Mike and I have been in touch and doing the appropriate level of keeping me posted on the tenor of their business, but they are running completely independently and we look forward to the closing so we can work together and try and develop best practices and synergies between the divisions just as we did with Dress Barn and Maurices five years ago.

 Gary Giblen - Quint Miller - Analyst

 Okay, so we will get a refined update on that when you do the guidance call after the deal closes; right?

 David Jaffe - Dress Barn, Inc. - President & CEO

 Exactly.

 Gary Giblen - Quint Miller - Analyst

 Okay, that was my questions. Thank you.

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CEO

 Thanks, Gary.

Operator

 Your next question comes from Steve Kernkraut from Berman Capital. Please proceed.

 Steve Kernkraut - Berman Capital - Analyst

 Hi, guys, it's Steve Kernkraut, but --

 David Jaffe - Dress Barn, Inc. - President & CEO

 Steve, how are you?

 Steve Kernkraut - Berman Capital - Analyst

 Fine, fine, very good. Just a quick follow-up question on the guidance, this $1.10 to $1.20, I understand the parameters that you laid out, but given that it's a 53 week year does the 53 week -- 53rd week have a specific impact, because some other companies it adds $0.03, $0.04, $0.05 to their earnings for that year, so I just wanted to know what's really factored into your numbers from a comparable basis when we look at it to the 2011 year?

 David Jaffe - Dress Barn, Inc. - President & CEO

 Absolutely, Steve. In our case, we figure it is about $0.05.

 Steve Kernkraut - Berman Capital - Analyst

 Okay, okay. So effectively on a 52-to-52 week basis your -- the low end of your guidance is assuming a down year; right?

 David Jaffe - Dress Barn, Inc. - President & CEO

 I guess so, yes. We looked at it -- we budget for the full year, but you're right.

 Steve Kernkraut - Berman Capital - Analyst

 Okay, okay. No, I just wanted to just -- I wanted to make sure I was looking at it correct. Okay, thanks very much. Good luck and I'm sure with the acquisition and I'm sure with your conservative guidance you'll tend to beat this anyway, so good luck.

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CEO

 (LAUGHTER) We hope so, Steve. We'll do our best.

 Steve Kernkraut - Berman Capital - Analyst

 Okay, thanks.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Thank you.

Operator

 Your next question comes from Robin Murchison from SunTrust. Please proceed.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Thanks very much. Good afternoon, guys.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Hey, Robin.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 And I apologize for having to dissect this but if you'd just help me a little bit, the $1.10 to $1.20 is it at the 2% comp you figure you're at about ten?

 Armand Correia - Dress Barn, Inc. - CFO

 Yes.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay. So something higher than 2% gets you to $1.20?

 David Jaffe - Dress Barn, Inc. - President & CEO

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 No. The 2% gets us in a range of $1.10 to $1.20 on the 53 weeks. If we beat the 2% we'll be able to bring in a higher number and really the wiggle room around that $0.10 range is just based on various uncontrollables. It could be medical costs, it could be some markdown we have to take.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 That's fair. Yes, that's fair, and that's helpful. I appreciate that. Okay. Now, I don't -- I think sometimes you give but I don't think you gave today gross margin by division for the fourth quarter. You gave out margin but did you give gross margin?

 Armand Correia - Dress Barn, Inc. - CFO

 I believe I did. I may have not. No, I didn't. I didn't by division, but I certainly -- if you'd like that I can give you that.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 If you've got it, please.

 Armand Correia - Dress Barn, Inc. - CFO

 Sure. Gross profit at Dress Barn came in at 40.4%, and Maurices came in at 40.3%, again coming in that 40.3% combined.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay, good. You don't have last year's readily available, do you, Armand?

 Armand Correia - Dress Barn, Inc. - CFO

 Yes, I do. Dress Barn 38.1% last year.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay.

 Armand Correia - Dress Barn, Inc. - CFO

 Maurices was 41.8%, and combined DB Inc .39.5%.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay, good. And then also, we're certainly hearing some positive things about -- and some of it may just be the calendar. Certainly we're hitting September and then October, and the height of the financial meltdown last year , so forth, so on, but we are certainly hearing about some improvement in consumer behavior and just wanted to see if you cared to comment about any detectable change in consumer behavior. I understand, obviously, you're saying comps are (inaudible) positive right now, so presumably if we continue along the same pace they could get a little bit better as we come in toward the close of

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CEO

 Right, and really the season, because the big falloff, Robin, at least for us, was in the holiday quarter, our second quarter, so we didn't have a horrible first quarter and while our business is doing okay now, as we just mentioned, we see the real opportunity being the second quarter and that's when it really fell off the cliff from both a sales -- comp sales, as well as the margin perspective.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Sure, sure. And then, just for Keith then, is there any update you want to provide on EVOS?

 Keith Fulsher - Dress Barn, Inc. - Chief Merchandising Officer - Dress Barn Stores

 EVOS is doing well, it's meeting its plan. We're not growing it past the 400 Dress Barn, and 400 Dress Barn (inaudible) is currently in, so we're pleased with the progress we're making there. And as I said all along, we're trying new categories and trying new things so it's a work in progress. But overall I'd say we're pleased and it's hanging right around plan at this point.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Okay. And if I can just squeeze one more and this would be for both Keith and Lisa in terms of merchandise category. Certainly accessories and costume jewelry are seemingly enjoying pretty good sales trends, anything you can comment on regarding that category? It's presumably a higher margin category.

 Keith Fulsher - Dress Barn, Inc. - Chief Merchandising Officer - Dress Barn Stores

 I can go first, Lisa. Yes, we have definitely seen an uptick in our accessory jewelry business especially in the past few months, so we're kind of pleased with that trend and we're hopeful it holds for the balance of the season. So the answer to that question's definitely yes.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Thank you.

 Lisa Rhodes - Dress Barn, Inc. - Chief Merchandising Officer - Maurices

 And, yes, at Maurices, and yes, you're right. The margin in jewelry is a very healthy. The key category for us has been necklaces within that category and then in the accessory world, handbags and small goods accessories have been a nice growth opportunity.

 Robin Murchison - SunTrust Robinson Humphrey - Analyst

 Thank you so much and good luck, guys.

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 Keith Fulsher - Dress Barn, Inc. - Chief Merchandising Officer - Dress Barn Stores

 Thank you.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Thank, Robin.

Operator

 (Operator Instructions). Your next question is a follow up from Scott Krasik from CL King. Please proceed.

 Scott Krasik - CL King & Associates - Analyst

 Thanks. David, could you give us an update on how many stores we'll see -- between Dress Barn and Maurices we'll see some form of lease action over the next -- over fiscal '10 or the 12 months and what sort of concessions are still available? Obviously landlords trying to hold the line, but how successful is that?

 David Jaffe - Dress Barn, Inc. - President & CEO

 I'm going to throw out a little bit of a guess here, but I'd say it's probably about 25% of our portfolio at both Dress Barn and Maurices is going to see some type of lease action. In many of those cases I'm sure we're going to get a reduction or a holding rather than an increase for the rent. We quantify it on a quarterly basis and I will just tell you that, as you'd expect, we're running well ahead of last year in terms of our occupancy savings. And I think we take an approach maybe a little different than some of other retailers of not just focusing on a single store but on trying to look at the portfolio of stores we have with a particular developer and trying and look at ways to make it a win-win rather than just go to the developer and say, oh, we want you to cut your rent by 50% here, because they're not going to feel real happy about that, so we try and find other opportunities where we've got strong stores or they've got strong centers where we can actually extend our lease and make it a win-win.

 Scott Krasik - CL King & Associates - Analyst

 In your better power centers are you finding it difficult to negotiate a reduction?

 David Jaffe - Dress Barn, Inc. - President & CEO

 In some cases, yes. It's tough to negotiate a reduction, but in many of those cases you can hold the rent rather than absorbing the increase, ad it really comes down, Scott, to a case by case, both in terms of each store, each center, as well as each developer.

 Scott Krasik - CL King & Associates - Analyst

 And then any change you want to quantify or put some average in terms of what your occupancy is down year over year? You mentioned it was down.

 David Jaffe - Dress Barn, Inc. - President & CEO

Final Transcript
Sep. 16. 2009 / 4:30PM ET, DBRN - Q4 2009 Dress Barn Earnings Conference Call

 I don't think so'It is down, but it is not a double-git number that would move the needle.

 Scott Krasik - CL King & Associates - Analyst

 Okay. All right, thanks.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Of our cost control. All right, thanks, Scott.

Operator

 There are no further questions at this time. I would now like to turn the call over to management for closing remarks.

 David Jaffe - Dress Barn, Inc. - President & CEO

 Thank you for your interest in our year-end quarterly conference call. We will be back in touch when the Tween Brands transaction closes with both that announcement,as well as giving you a sense of timing for an analysts day to talk about our combined outlook. Thank you, have a good day.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a good day.

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